SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2004

KEY COMPONENTS, LLC

(Exact name of Registrant as specified in its charter)

Delaware	333-58675	04-3425424
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 White Plains Road, Tarrytown, NY 10591

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (914) 332-8088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 27, 2004, all of the outstanding capital stock of Key Components, LLC (the “Company” or “KCI”) was sold to Actuant Corporation (“Actuant”) for an aggregate purchase price of approximately $315 million (which includes the assumption of KCI’s $80 million aggregate principal amount of 10.5% senior subordinated notes due 2008 (the “Notes”)). In connection with the acquisition, on December 27, 2004, Actuant made an irrevocable cash deposit with the trustee of the Notes in an amount equal to the anticipated redemption price of the Notes and provided a notice to redeem the Notes as discussed below.

Item 3.03 Material Modification to Rights of Security Holders.

On December 27, 2004, the Company irrevocably deposited with the trustee of the indenture governing the Notes funds sufficient to redeem the Notes, as required by the indenture governing the Notes. On that date, the Company also delivered to the trustee a notice of the Company’s intent to redeem the Notes, which notice is required to be delivered at least 30 days prior to the redemption date. In accordance with the terms of the indenture governing the Notes, the redemption of the Notes will be effective on January 26, 2005. Upon the irrevocable deposit of redemption funds with the trustee and the delivery of the notice to redeem the Notes, under the terms of the indenture governing the Notes, the indenture ceased to be of further effect, subject to certain sections of the indenture surviving until the Notes are paid in full on the redemption date or after the redemption date. Consequently, all guarantees of the Notes have been released.

Item 9.01 Financial Statements And Exhibits

(a) Financial Statements of Businesses Acquired - None

(b) Pro Forma Financial Information - None

(c) Exhibits

2.1	Stock Purchase Agreement by and among Key Components, Inc., Actuant Corporation and the Shareholders of Key Components, Inc., dated as of November 18, 2004 (previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on November 24, 2004, which is incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KEY COMPONENTS, LLC

Date: January 3, 2005	By:	/S/ ANDREW G. LAMPEREUR
Title: